                                                                                             EXHIBIT 12.1

McMoRan EXPLORATION CO.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In Thousands)

Computation of Ratio of Earnings
to Fixed Charges:
	Years Ended December 31,
	2003	2002		2001	2000		1999
Income (loss) from continuing operations (a)	(41,847)	18,544		(104,801)	(34,859)		(2,804)
ADD:
Provision for income taxes	1	7		8	34,942		1,498
Interest expense	4,599	704		357	3,134		679
Rental expense factor (b)	74	-		-	-		-
Earnings available for fixed charges	(37,173)	19,255		(104,436)	3,217		(627)

Interest expense	4,599	704		357	3,134		679
Capitalized interest	-	250		1,450	-		-
Rental expense factor	74	-		-	-		-
Fixed charges	4,673	954		1,807	3,134		679

Ratio of earnings to fixed charges	- (c)	20.2	x	- (c)	1.0	x	- (c)

Computation of Ratio of Earnings
to Fixed Charges and Preferred Dividends:
	Years Ended December 31,
	2003	2002		2001	2000		1999
Income (loss) from continuing operations (a)	(41,847)	18,544		(104,801)	(34,859)		(2,804)
ADD:
Provision for income taxes	1	7		8	34,942		1,498
Interest expense	4,599	704		357	3,134		679
Rental expense factor (b)	74	-		-	-		-
Earnings available for fixed charges	(37,173)	19,255		(104,436)	3,217		(627)

Interest expense	4,599	704		357	3,134		679
Capitalized interest	-	250		1,450	-		-
Preferred dividends (d)	1,631	924		-	-		-
Rental expense factor	74	-		-	-		-
Fixed charges	6,304	1,878		1,807	3,134,		679

Ratio of earnings to fixed charges	- (e)	10.3	x	- (e)	1.0	x	- (e)

(a)

Income (loss) represents McMoRan's continuing operations.

(b)

McMoRan's rental expense has historically related solely to its discontinued sulphur operations.

(c)   We sustained a net loss from continuing operations of $41.8 million in 2003, $104.8 million in 2001 and $2.8 million in 1999.  These losses were inadequate to cover our fixed charges of $4.7 million in 2003, $1.8 million in 2001and  $0.7 million in 1999.

(d)

Preferred dividends associated with McMoRan's 5% mandatorily redeemable convertible preferred stock.

(e)   We sustained a net loss from continuing operations of $41.8 million in 2003, $104.8 million in 2001 and $2.8 million in 1999.  These losses were inadequate to cover our fixed charges of $6.3 million in 2003, $1.8 million in 2001and  $0.7 million in 1999.